Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2009 FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS ;
COMMENTS ON OUTLOOK
GREEN BAY, WI (December 16, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2009 sales were $86,776,000, down 22% from fiscal year 2008 sales. For the fourth quarter of fiscal year 2009, sales were $22,109,000, down 16% compared to the fourth quarter of fiscal year 2008. For fiscal year 2009, net loss was $0.20 per diluted share, compared to net income of $0.13 per diluted share for fiscal year 2008. Net loss per diluted share for the fourth quarter of fiscal 2009 was $0.04 compared to $0.01 net income per diluted share for the fourth quarter of 2008.
Tufco President and CEO Louis LeCalsey offered these comments on the year and the outlook for fiscal 2010: “We continue to have a strong balance sheet with year end total stockholders’ equity of $36,441,000 or $8.46 book value per share. During the year, debt was reduced from $3,000,000 to $1,270,000. Both Tufco’s Contract Manufacturing and Business Imaging operations experienced an extremely challenging economic environment throughout fiscal year 2009 as a weak consumer economy resulted in decreased demand for our customers’ products.”
“In Contract Manufacturing, Tufco reacted to this decline by cutting operating costs and adding a number of new wipes customers. As a result of these actions, in the second half of our fiscal year 2009, Contact Manufacturing operating profit improved over the first half of 2009 operating results.”
“Looking ahead to fiscal year 2010 for Contract Manufacturing, we have just begun commercial operations on a new canister wipes line. We do not expect any significant rebound in our existing flat pack wipes business before the second half of fiscal year 2010. The amount of sales and earnings increases in fiscal 2010 will depend on the speed and extent of the consumer market recovery and increases in discretionary purchases of branded wipes.”

“Our Business Imaging operation was likewise hard hit in fiscal year 2009 by the recession and very competitive industry pricing. As a result of expense reductions and the addition of new customers, Business Imaging showed improvements in sales and operating income during the last six months of fiscal year 2009 as compared to the first six months of fiscal year 2009. Further increases in sales and operating income in fiscal year 2010 will depend on increased consumer spending,” concluded LeCalsey.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina, and warehousing operations in Wisconsin, North Carolina and Nevada.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2009 results in comparison to fiscal 2008 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales and earnings in fiscal year 2010 and achieve profitability in fiscal year 2010, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the current economic decline, the Company’s ability to refinance or replace its line of credit, which expires in May 2010, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its new canister line, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2009	2008

ASSETS

Cash	$4	$68
Accounts Receivable — Net	11,077	11,771
Inventories — Net	10,645	14,940
Other Current Assets	1,232	1,006

Total Current Assets	22,958	27,785

Property, Plant and Equipment — Net	17,892	18,037
Goodwill — Net	7,212	7,212
Other Assets	129	122

Total	$48,191	$53,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes Payable — Current	$1,270	$—
Accounts Payable	6,861	8,320
Accrued Liabilities	543	563
Other Current Liabilities	464	700

Total Current Liabilities	9,138	9,583

Long-Term Debt	—	3,000
Deferred Income Taxes	2,612	2,791

Common Stock and Paid-in Capital	25,468	25,421
Retained Earnings	13,131	13,981
Treasury Stock	(2,158)	(1,620)

Total Stockholders’ Equity	36,441	37,782

Total	$48,191	$53,156

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Sales	$22,109	$26,220	$86,776	$111,316

Cost of Sales	21,123	24,846	82,989	104,980

Gross Profit	986	1,374	3,787	6,336

SG&A Expense	1,281	1,362	5,127	5,199
Gain on Asset Sales	—	—	(38)	—

Operating (Loss) Income	(295)	12	(1,302)	1,137

Interest Expense (Income)	18	46	110	265
Interest Income and Other (Income) Expense	—	—	(14)	(19)

(Loss) Income Before Income Tax	(313)	(34)	(1,398)	891

Income Tax (Benefit) Expense	(123)	(62)	(548)	301

Net (Loss) Income	$(190)	$28	$(850)	$590

Net (Loss) Income Per Share:
Basic	$(0.04)	$0.01	$(0.20)	$0.13
Diluted	$(0.04)	$0.01	$(0.20)	$0.13

Weighted Average Common Shares Outstanding:
Basic	4,311,203	4,459,580	4,345,211	4,500,268
Diluted	4,311,203	4,467,076	4,345,211	4,510,992